EXHIBIT 10.5.3

PCTEL, INC.

LONG-TERM INCENTIVE AWARD AGREEMENT

This Long-Term Incentive Award Agreement (the “Agreement”), dated as of February 9, 2022 between PCTEL, Inc. (hereinafter referred to as the “Company”) and _____________ (hereinafter referred to as “Participant”), is intended to memorialize the authorization by the Company’s Board of Directors on February 9, 2022 (the “Date of Grant”) of an equity award to Participant under the Company’s 2022 long-term incentive plan (“LTIP”). Capitalized terms used herein and not defined shall have the meanings ascribed thereto in the PCTEL, Inc. 2019 Stock Incentive Plan, as amended from time to time (the “Stock Plan”).

1.
Award Grant. The award under the LTIP (“LTIP Award”) is comprised of two components: 33% of the LTIP Award is a time-based service award and 67% of the LTIP Award is a performance incentive award. Subject to the terms and conditions set forth herein (including Section 2) and in the Stock Plan, the Company has (i) awarded to Participant under the LTIP, as of the Date of Grant, ________ Shares of Restricted Stock as a time-based award (“Time-Based Shares”); and (ii) committed to issue a specified number of Shares to Participant provided the Company achieves the financial performance levels described in Sections 1(d) through (h) (“Performance Shares”). Unlike the Time-Based Shares, the Performance Shares do not represent immediate ownership of Shares. Participant’s target number of Shares under the Performance Shares is ___________, but the actual number of Shares to be issued may be higher or lower depending on Company performance. The Shares issued or issuable under this LTIP Award are collectively hereinafter referred to as “LTIP Shares.”

a. Vesting of LTIP Shares. Unless vested earlier under Section 2, (i) Time-Based Shares shall vest in three substantially equal annual increments on the February 18, 2023, February 18, 2024, and February 18, 2025, and (ii) any Performance Shares earned shall vest on the Determination Date (as defined in Section 1(e)).

b. Voting of LTIP Shares. From and after the Date of Grant of Time-Based Shares (including the period prior to the vesting thereof), Participant shall have all voting rights and privileges accorded to holders of the Company’s Shares. Participant will not have any voting rights or privileges of a holder of the Company’s Shares in respect of any Performance Shares unless and until Shares have been issued thereunder, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

c. Dividends on LTIP Shares. From and after the Date of Grant of Time-Based Shares (including the period prior to the vesting thereof), Participant shall have the right to receive with respect thereto all dividends granted on the Company’s Shares; provided, however that prior to the vesting of Time-Based Shares, dividends shall be accrued and not paid to Participant. If and when the Time-Based Shares vest, the accrued dividends with respect thereto will be paid in cash through the payroll system (if Participant is a Company employee) or through a method determined by the Company (if Participant is not a Company employee). No dividends will be earned or accrued with respect to Participant’s Performance Shares unless and until Shares have been issued thereunder, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

d. Performance Shares. The number of Performance Shares that Participant is entitled to receive depends upon the Company’s revenue growth over a period of three fiscal years commencing with fiscal year 2022 (the “Performance Period”). If the Company’s revenue in the last year of the Performance Period (i.e., 2024) reflects compound annual growth in revenue of 8% over the Performance Period (i.e., as compared to revenue in 2021) (“Target Growth”), Participant will receive the target number of Shares indicated above (“Target Performance Award”). If the Company achieves less than Target Growth over the Performance Period, Participant will receive fewer Shares than the

Target Performance Award, determined on a straight-line basis as indicated on the chart below. If the Company achieves greater than the Target Growth over the Performance Period, Participant will receive more Shares than the Target Performance Award, determined on an accelerated basis in accordance with the chart below. The maximum number of Shares that may be issued to Participant under the LTIP for the Performance Period is 175% of the Target Performance Award even if revenue growth over the Performance Period exceeds 12%. Award percentages at growth rates between those in the table will be mathematically interpolated.

Revenue Growth for Performance Period	% of Target Performance Award
0.00% or less	0.00%
1.00%	12.50%
2.00%	25.00%
3.00%	37.50%
4.00%	50.00%
5.00%	62.50%
6.00%	75.00%
7.00%	87.50%
8.00%	100.00%
9.00%	118.75%
10.00%	137.50%
11.00%	156.25%
12.00% or more	175.00%

e. Determination of Revenue. Revenue shall be determined by the Company in accordance with Generally Accepted Accounting Principles of the United States of America (“GAAP”). As soon as reasonably practicable after the date of acceptance by the Audit Committee of the Board of Directors of the annual financial statements for the third fiscal year of the Performance Period (i.e., 2024), revenue growth over the Performance Period shall be determined by the Company (the “Determination Date”).

f. Adjusted EBITDA Penalty. The number of Shares earned in accordance with Section 1(d) will be reduced by 20% if the Company’s Adjusted EBITDA as a percentage of the Company’s revenue (“Adjusted EBITDA Percentage”) for the three years in the Performance Period is less than 8%, (the “Adjusted EBITDA Penalty”). The term “Adjusted EBITDA” means GAAP operating profit excluding stock compensation expenses, amortization of intangible assets, depreciation, restructuring charges, impairment charges, gain/loss on sale of product lines, and expenses included in GAAP operating profit to the extent their recovery is recorded below operating profit. On the Determination Date, the Company will determine whether the Adjusted EBITDA Penalty applies.

g. Notification of Performance Achieved. Following the Determination Date, the Company will provide Participant with written notice of the number of Shares awarded under this Agreement for the Performance Period and the calculation of the Adjusted EBITDA Penalty, if applicable.

h. Revenue Contribution of Acquired Entities. The treatment of revenue generated by entities acquired during the Performance Period will be determined by the Administrator (as defined in Section 2(c)) in its sole discretion.

2. Obligation to Issue/Pay. Each annual increment of Time-Based Shares will be released from restrictions promptly upon their vesting. The Performance Shares issued, if any, will be delivered promptly after the Determination Date. Participant must remain in service as an Eligible Person (i) through the vesting date of each annual increment of Time-Based Shares in order to be eligible to receive the applicable annual increment, and (ii) through the Determination Date in order to be eligible to receive Performance Shares earned. Except as provided under Sections 2(a) through (c) below, Participant will have no right to receive payment of a any portion of earned LTIP Shares if Participant does not remain an Eligible Person through the dates specified in the preceding sentence. Prior to their actual issuance, Performance Shares will represent an unsecured obligation of the Company.

a. Termination of Employment, Death or Disability. Notwithstanding the foregoing provisions of this Section 2, if Participant is subject to a written employment agreement or severance benefits agreement (“Employment Agreement”) with the Company or a Subsidiary, then in the event the Company (or the Subsidiary employing Participant) terminates Participant’s employment without “Cause” or Participant resigns as a “Voluntary Termination for Good Reason,” or Participant ceases to be an Eligible Person as the result of Participant’s death or “Disability” occurring before any vesting date or Determination Date, LTIP Shares shall vest in accordance with the terms of Participant’s applicable Employment Agreement. The terms “Cause”, “Voluntary Termination for Good Reason” and “Disability” used in this Section 2(a) shall have the meanings given them in such Employment Agreement, as may be modified from time to time.

b. Change in Control. Notwithstanding the foregoing provisions of this Section 2, if Participant is subject to a Management Retention Agreement with the Company (the “Management Retention Agreement”), then in the event of a Change in Control that occurs during the Performance Period (or prior to the Determination Date for Performance Shares not yet vested and earned) while Participant is an Eligible Person, the Shares will vest and be earned in accordance with the terms of Participant’s Management Retention Agreement. If Participant is not subject to a Management Retention Agreement, then in the event of a Change in Control that occurs during the Performance Period, Participant’s target number of Performance Shares shall convert into Time-Based Shares (“Converted Shares”). Each Converted Share shall vest as to one thirty-sixth (1/36th) of the Converted Shares as of the first day of each calendar month beginning on and after the Date of Grant, provided that Participant remains in service as an Eligible Person through each such date. Participant shall be given vesting credit from the Date of Grant as if each Converted Share had been subject to a time-based vesting schedule from the Date of Grant.

c. Administrator Discretion. The Compensation Committee of the Company’s Board (the “Administrator”), in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Time-Based Shares at any time, subject to the terms of the Stock Plan. If so accelerated, such Time-Based Shares will be considered as having vested as of the date specified by the Administrator.

d. Forfeiture. Subject to the foregoing acceleration provisions, in the event Participant ceases to be an Eligible Person for any reason before the applicable vesting date for each increment of Time-Based Shares or the Determination Date for Performance Shares, the corresponding Shares (or right to acquire such Shares, as applicable) will immediately terminate and be forfeited.

3. Non-Transferability of LTIP Award. The LTIP Award (other than fully vested and unrestricted LTIP Shares issued pursuant to the LTIP Award) may not be transferred in any manner otherwise than by will or by the laws of descent or distribution, except the Committee may permit the transfer of this LTIP Award to a family member if such transfer is for no value and in accordance with the rules of Form S-8.

4. Effect on Employment. Participant acknowledges and agrees that this Agreement, the transactions contemplated hereunder, and the earning and vesting provisions set forth herein do not constitute an express or implied promise of Participant’s continuing employment for any period, or at all, and will not interfere with

Participant’s right or the right of the Company (or the Affiliate employing Participant) to terminate Participant’s employment at any time, with or without cause.

5. Tax Withholding. Notwithstanding any contrary provision of this Agreement, no LTIP Shares will be issued to Participant unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such LTIP Shares so issuable. All income, employment and other taxes related to the LTIP Shares delivered in payment thereof are the sole responsibility of Participant. Participant hereby authorizes the Company, or its agents, to satisfy its obligations with regard to all taxes by withholding otherwise deliverable Shares having a Fair Market Value equal to the amount required to be withheld.

6. Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the LTIP Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of LTIP Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery or payment of any of the LTIP Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of LTIP Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

7. Restrictions on Sale of Securities. The LTIP Shares awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon vesting and delivery. However, Participant’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

8. Successors. Subject to the limitation on the transferability of this award as contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

9. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Chief Legal Officer at PCTEL, Inc., 471 Brighton Drive, Bloomingdale, Illinois 60108, or at such other address as the Company may hereafter designate in writing.

10. Stock Plan Governs. This Agreement is subject to all terms and provisions of the Stock Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Stock Plan, the provisions of the Stock Plan will govern, unless otherwise provided in Participant’s Employment Agreement or Management Retention Agreement, if any.

11. Administrator Authority. The Administrator will have the power to interpret the Stock Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Stock Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any LTIP Shares have been earned and vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Stock Plan or this Agreement.

12. Electronic Delivery. The Company may deliver any documents related to LTIP Shares awarded under the Stock Plan or LTIP Shares awarded under the Stock Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Stock Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

14. Agreement Severable. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

15. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subject matter hereof. Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.

16. Modifications to the Agreement. Generally, modifications to this Agreement can be made only in an express written amendment executed by Participant and a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Agreement, the Company may amend this Agreement without Participant’s consent to the extent permitted under the Stock Plan (including, without limiting the foregoing, to comply with law changes or to adhere to any clawback policy).

17. Amendment, Suspension or Termination of the Stock Plan. By accepting this award of LTIP Shares, Participant expressly warrants that he or she has received a right to acquire stock under the Stock Plan, and has received, read and understood a description of the Stock Plan. Participant understands that the Stock Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

18. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this award of LTIP Shares or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Illinois, and agree that such litigation shall be conducted in the courts of Cook County, Illinois, or the federal courts for the United States located in or around Cook County, Illinois, and no other courts, where this award of LTIP Shares is made and/or to be performed.

* * * * * * *

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date and year indicated above.

PCTEL, INC.

By:

Printed Name:

Title:

PARTICIPANT:

Signature:

Printed Name: